Exhibit No. 21

Subsidiaries of Armstrong World Industries, Inc.

As of December 31, 2005

The following is a list of subsidiaries of Armstrong World Industries, Inc. as of the date hereof, omitting certain subsidiaries, which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

AWI Domestic Subsidiaries	Jurisdiction of Incorporation
Armstrong Cork Finance Corporation	Delaware
Armstrong Hardwood Flooring Company	Tennessee
Armstrong Realty Group, Inc.	Pennsylvania
Armstrong Ventures, Inc.	Delaware
Armstrong Wood Products, Inc.	Delaware
Armstrong World Industries (Delaware) Inc.	Delaware
AWI Licensing Company	Delaware
Charleswater Products, Inc.	Delaware
Worthington Armstrong Venture (50% owned Delaware General Partnership)

AWI Foreign Subsidiaries	Jurisdiction of Incorporation
Armstrong (U.K.) Investments	United Kingdom
Armstrong Architectural Products S.L.	Spain
Armstrong Building Products B.V.	Netherlands
Armstrong Building Products Company (Shanghai) Ltd. (80% owned affiliate)	PRC
Armstrong Building Products G.m.b.H.	Germany
Armstrong DLW AG *	Germany
Armstrong DLW Licensing GmbH *	Germany
Armstrong Metal Ceilings Limited	United Kingdom
Armstrong Metalldecken AG	Switzerland
Armstrong Metalldecken GmbH	Austria
Armstrong Metalldecken Holdings AG	Switzerland
Armstrong World Industries (Australia) Pty. Ltd.	Australia
Armstrong World Industries AB	Sweden
Armstrong World Industries Canada Ltd.	Canada
Armstrong World Industries Holding G.m.b.H.	Germany
Armstrong World Industries Ltd.	United Kingdom
Desso Dendermonde N.V. *	Belgium
Desso DLW Sports Systems *	Belgium
Desso DLW Textil GmbH *	Germany
Desso Waalwijk B.V. *	Netherlands
Tapijtfabriek H. Desseaux N.V. *	Netherlands

*	97% owned. 100% owned as of January 23, 2006.

Subsidiaries of Armstrong Holdings, Inc.

as of December 31, 2005

Armstrong Holdings, Inc.’s subsidiaries include all of the Armstrong World Industries, Inc. subsidiaries, plus Armstrong World Industries, Inc. (Pennsylvania) and its direct parent company, Armstrong Worldwide, Inc. (Delaware).